SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             ESKIMO PIE CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          [Eskimo Pie Corporation Logo]
                                 August 30, 1999

Dear Fellow Eskimo Pie Shareholders,

         You have most likely received material from Yogen Fruz World Wide, Inc. a Canadian firm, as part of its attempt to seize control of your Company. Yogen Fruz has stated that its sole strategy is to try to break up your Company and sell each of its assets to different buyers.

         As your Board of Directors, we have a responsibility to address some of the unfounded projections and misrepresentations contained in the Yogen Fruz communications. Yogen Fruz has either: 1) failed to understand the nature of the Company's businesses, or 2) performed an inaccurate and incomplete financial analysis of the steps required to complete the proposed break-up strategy, or 3) and even possibly, both.


                CAN YOU REALLY EXPECT TO RECEIVE $15.00 PER SHARE
                      FROM YOGEN FRUZ'S BREAK UP STRATEGY?

           IF YOGEN FRUZ REALLY BELIEVES THE COMPANY CAN BE BROKEN UP
                         AND SOLD FOR $15.00 PER SHARE,
             WHY WON'T THEY BUY THE COMPANY AND SELL IT THEMSELVES?

        Your Board has asked Yogen Fruz this very question this week and received no answer!



                      THE YOGEN FRUZ STRATEGY HAS PROBLEMS

o Yogen Fruz's valuation is based on its creatively defined "Cash Flow" of $21.3 million. The Company's actual EBITDA for the 12 months ended June 30, 1999 was approximately $5.0 million or far less than what would be needed to support a $65 million valuation.

o Yogen Fruz also claims that it can generate $20.2 million from the "sale" of licensing rights that the Company does not even own. These rights can only be "transferred" and then only with the consent of the respective owners. The Company believes that it is unlikely that the owners of the licensed brands will allow Yogen Fruz to achieve significant profit from the "sale" of their brands.

o Yogen Fruz doesn't tell you how it will honor the Company's $14.5 million in outstanding debt and other long term and severance obligations. Payments required under these obligations could further reduce the return to shareholders by another $4.00 per share.

o Yogen Fruz also appears to ignore the tax implications and closing costs associated with its break-up strategy.



 In short, we believe the actual cash available for distribution to shareholders under the break-up strategy proposed by Yogen Fruz's
                         may be as low as $7 per share.

            YOUR BOARD HAS MADE SIGNIFICANT ACCOMPLISHMENTS FOR YOU!

Contrary to what Yogen Fruz wants you to believe, your Board and management have taken significant steps toward improving the Company's operations and are working hard to maximize shareholder value. Recently, the Company has:

o Solicited purchasers, negotiated with several parties and entered into a Letter of Intent for the sale of the non-core Flavors Division for $9.5 million,

o    Pursued offers to purchase part or all of the Company,

o Most recently, with assistance from its financial advisors, considered an offer to acquire all of the Company's outstanding common stock at $10.125 per share,

o Developed and implemented a plan to restore prominence to the Eskimo Pie Brand and the other nationally recognized brands under management by the Company,

o    Eliminated unprofitable Packaging operations,

o    Reduced corporate overhead, and

o    Engaged a new advertising agency to rejuvenate the Eskimo Pie brand.


      SIGNIFICANT STRIVES HAVE BEEN MADE IN ESKIMO PIE'S FINANCIAL RESULTS!

Here again, Yogen Fruz has attempted to distort the fact that the plan developed and implemented by your Board and management has resulted in substantial financial improvements.

o Sales have increased by $5.0 million (8.25%) over the past four quarters, o Profitability has increased 300% over the past four quarters, o Sales and profitability have increased by 6% and 30%, respectively, over the past six months, and o These trends are continuing!


               CONSIDER THE CONTRAST IN YOGEN FRUZ'S PERFORMANCE!

o Yogen Fruz earnings for the nine months ending May 31, 1999 (the latest publicly reported period) shows an erosion of profitability from C$10.4 million in 1998 to only C$124,000 in 1999.

o The Yogen Fruz stock price has declined from C$8.00 per share on September 11, 1998 to C$2.60 on August 25, 1999 - a 68% decline.

         Graph Comparing Net Earnings                            Graph Comparing Stock Quotes
         ----------------------------                            ----------------------------

                                   1999         1998         Price Quote as of    Sept. 11, 1998   Aug. 24, 1999
                                   ----         ----         -----------------    --------------   -------------
Eskimo Pie -                 $1,631,000   $1,250,000         Eskimo Pie                    $8.00          $10.13
6 months ending June 30,

Yogen Fruz-                     124,000   10,433,000         Yogen Fruz                     8.00            2.60
9 months ending May 31,



        YOGEN FRUZ'S PURCHASE OFFERS SHOULD NOT BE CONSIDERED SERIOUSLY!

  Yogen Fruz would have you believe that the Board would not accept its offers for the Company, while, in fact, Yogen Fruz has actually
                          withdrawn all of its offers.

     As recently as this week, the Board asked Yogen Fruz to make an offer for the Company and they have not responded.

o All of Yogen Fruz's offers to purchase the Company were conditioned upon Yogen Fruz's ability to obtain the licensing rights to brands that the Company does not own. As discussed previously, Eskimo Pie does not have the authority to transfer these rights without the consent of others. Based upon contacts with our licensors, it appeared that the consents would not be granted and thus, the Yogen Fruz conditions could not be met.

o The highest Yogen Fruz offers had unrealistic time constraints and required the Company to cease discussions with other parties who were interested in purchasing the Company. Considering the licensing conditions, your Board concluded that it was more prudent to continue discussions with the others who were considered to be more likely to bring forth a more realistic and executable proposal.

o If Yogen Fruz was sincere in its offers to acquire the Company, why did it impose conditions that the Company had no ability to resolve?

o And why do they not make an offer for the Company now if they are so confident in the break up strategy?

                      DO NOT RELY ON YOGEN FRUZ'S STRATEGY!

o The break-up strategy laid out by Yogen Fruz is full of inaccuracies and oversights.

o Many of the same nominees that Yogen Fruz is asking you to support have demonstrated an inability to profitably run its own company.

o You may not get any further chances to vote on the transactions proposed by Yogen Fruz until substantially all of the assets of the Company have been liquidated.


     How can you believe that Yogen Fruz can or will execute the break-up strategy that it is proposing for your Company? And if it cannot, you will be left with the Yogen Fruz management team that has been unable to profitably run its own business.

     Imagine how Yogen Fruz will perform trying to direct the operations of two companies, one of which it knows nothing about!?!?!


                                DON'T BE MISLED!

         Your Board has and will continue to protect the value of your investment in Eskimo Pie Corporation through the objective consideration of any and all alternatives, including any potential sale transactions, that are in the best interests of the Company and all of its shareholders. In the meantime, management will continue to seek increased shareholder value through the implementation of the recently announced Growth and Restructuring Plan.


                             YOUR VOTE IS IMPORTANT!

o No matter how many or how few shares of Eskimo Pie Corporation you own, please vote FOR the Board's nominees and AGAINST the Yogen Fruz proposals by signing, dating and mailing the enclosed WHITE PROXY CARD.

o Do not return any BLUE proxy card sent to you by Yogen Fruz, even to vote against its nominees. Doing so may cancel your vote for your Board's nominees.

o If you have already returned a proxy card sent to you by Yogen Fruz, you have every right to change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

o If you own your shares in the name of a brokerage firm, your broker cannot vote such shares unless they receive your specific instructions. Please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.


               Please contact the Company directly at 804-560-8490

         (or  through  Corporate  Investor   Communications,   Inc.,  its  Proxy
                     Solicitor, toll free at 877-460-4351)
           if you wish to discuss these matters on a personal basis.




                             PROTECT YOUR INVESTMENT

                    VOTE MANAGEMENT'S WHITE PROXY CARD TODAY


                   DO NOT VOTE ON YOGEN FRUZ'S BLUE PROXY CARD
                             DISCARD IT IMMEDIATELY!

                            - FOLD AND DETACH HERE -



                             ESKIMO PIE CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints David B. Kewer, Thomas M. Mishoe, Jr. and
F. Claiborne Johnston, Jr., jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Eskimo Pie Corporation to be held on September 8, 1999, or any adjournment or postponement thereof.

PLEASE COMPLETE, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                           (continued on reverse side)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.



         The Board of Directors Recommends a Vote FOR Proposals 1 and 2

PROPOSAL ONE:  Election  Of  Directors  to serve  until 2000  Annual  Meeting of
               Shareholders.

Nominees:   Arnold H. Dreyfuss,  Wilson H. Flohr,  Jr., F.  Claiborne  Johnston,
            Jr., David B. Kewer, Daniel J. Ludeman, Judith B. McBee and Robert
            C. Sledd

      [ ] FOR all nominees listed above      [ ] WITHHOLD AUTHORITY to vote for
      (except as written on the line to          all nominees listed above
      the right)

(INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------

PROPOSAL  TWO:  Ratification  of  the  selection  of  Ernst &  Young  LLP as the independent auditors for the Corporation and its subsidiaries for the current fiscal year.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



       The Board of Directors Recommends a Vote AGAINST Proposals 3 and 4

PROPOSAL THREE:  Yogen Fruz Proposal Regarding the Shareholder Rights Plan.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



PROPOSAL  FOUR:  Yogen  Fruz  Proposal  Regarding  Shareholder's Ability to Call
                 Special Meeting.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



I plan to attend the meeting. [   ]



SIGNATURE(S) _______________________________________     DATE __________, 1999



NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 1999 Annual Meeting of Shareholders of Eskimo Pie Corporation and any adjournment or postponement thereof.